Exhibit 4.16

DESCRIPTION OF THE COMPANY’S COMMON STOCK

The common stock of CVRx, Inc. (“we,” “our,” or “us”) is the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following is a description of the material terms of our common stock. The description is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”). Our Certificate of Incorporation and our Bylaws are incorporated by reference as exhibits to our Annual Reports on Form 10-K.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and the DGCL

Some provisions of the DGCL and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware anti-takeover statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Special stockholder meetings

Our Bylaws provide that a special meeting of stockholders may be called at any time by the Chairman of the board, the Chief Executive Officer or a majority of the board of directors then in office, but such special meetings may not be called by the stockholders or any other person or persons.

Requirements for advance notification of stockholder nominations and proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of stockholder action by written consent

Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified board; election and removal of directors; filling vacancies

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation provides for the removal of any of our directors only for cause. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancy shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of forum

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that the U.S. federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act of 1933 (the “Securities Act”). Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. It is possible that, in connection with any action, a future court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “CVRX.”